EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the prospectuses constituting part of the registration statements on Form S-3 for the CSB Bancorp, Inc. Share Owner Dividend Reinvestment Plan and on Form S-8 for The Commercial & Savings Bank of Millersburg Profit Sharing and 401(k) Savings Retirement Plan and Trust of our report dated March 14, 2001 on the consolidated balance sheet of CSB Bancorp, Inc. as of December 31, 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2000, which report is incorporated by reference in this Form 10-K.

/s/ Crowe, Chizek and Company LLP

Columbus, Ohio

March 29, 2002